Exhibit 10.1


                      NEWS RELEASE
      Molecular Biosystems Focuses on Core Business
              Reduces Staff by 25 Percent

       San Diego, California, February 22, 1995 --
     Molecular Biosystems, Inc. (NYSE:MB)(MBI) today announced that it is reducing staff and focusing research and development activities exclusively on ultrasound products.

     The reduction, which affects 48 employees of MBI's
     197 person workforce, and the elimination of MBI's non-ultrasound development programs, will reduce its annual expenditures by $6 million. MBI's product pipeline includes ALBUNEX(R), the first
     FDA-approved transpulmonary agent; ORALEX(TM), an imaging agent for the gastrointestinal tract and surrounding organs, currently in Phase I trials;
     and FS069, MBI's second generation myocardial perfusion agent, currently awaiting FDA approval to begin Phase I clinical trials.

     Ken Widder, Chairman and CEO said, "It is unfortunate that we have to take these steps, but in order to achieve a leadership position in contrast imaging we must focus our resources on products that will build on our early strategic advantage established with ALBUNEX(R)." He added, "the company intends to work hard to gain earnings growth and become profitable for its shareholders."

     MBI will discontinue internal development of its other innovative products, including agents identified for applications using MRI, CT and the STARBURST(R) dendrimer technology. The company will retain intellectual property rights on all these programs, and has instituted a full-scale effort to develop collaborative or out-licensing arrangements. The Company is also seeking additional funding to accelerate its ultrasound development programs and further reduce its burn rate.

     Molecular Biosystems, Inc., based in San Diego,
     California, is a leader in the development of contrast agents for medical imaging. In August of 1994, MBI received final approval from the U.S.
     Food and Drug Administration to begin domestic marketing of ALBUNEX(R), MBI's flagship ultrasound contrast agent. ALBUNEX(R) is currently marketed in Japan by Shionogi & Co., Ltd., and in the United States by Mallinckodt Medical, Inc.
     (Mallinckrodt Group Inc. NYSE:MKG).  Hafslund
     Nycomed AS (NYSE:HN) will market ALBUNEX(R) in
     Europe.  MBI shares are listed on the New York
     Stock Exchange under the symbol "MB."

     Contact:
     Gerard A. Wills, Chief Financial Officer
     Stephen Keane, Manager, Investor Relations
     Molecular Biosystems, Inc. 619-452-7393, ext. 2212